News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III                   Maria Platsis
Executive Vice President                Senior Director of Corporate Development
Chief Administrative Officer            and Investor Relations
(609) 936-2481                          (609) 936-2333
jhenneman@Integra-LS.com                mplatsis@Integra-LS.com


               Integra LifeSciences Closes its Acquisition of the
                 Radionics Division of Tyco Healthcare Group LP

Plainsboro, New Jersey / March 5, 2006 -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that it has acquired the assets of the Radionics Division of Tyco Healthcare Group LP for $80 million in cash, subject to certain adjustments.

Radionics, based in Burlington, Massachusetts, is a leader in the design, manufacture and sale of advanced minimally-invasive medical instruments in the fields of neurosurgery and radiation therapy. Radionics' products include the CUSA EXcel(TM) ultrasonic surgical aspiration system, the CRW(TM) stereotactic system, the XKnife(TM) stereotactic radiosurgery system, and the OmniSight(TM) EXcel image guided surgery system.

As part of the transaction, Integra has assumed the lease on the Radionics facility in Burlington, Massachusetts, which employs approximately 135 employees, and has entered into transitional supply and distribution agreements with Tyco Healthcare Group LP for products currently manufactured at Tyco facilities not included in the transaction.

The transaction offers a number of strategic benefits to Integra LifeSciences:

    o Increases its global neurosurgery product offering with the addition of an ultrasonic surgical aspirator product line, including handpiece, tip, and energy delivery designs utilizing magnetostrictive technology.

    o Positions the company to offer new stereotactic surgery products by combining its existing Mayfield(R) and Budde(TM) head-holding and retraction products with Radionics' CRW stereotactic head frame.

    o Secures entry into the radiosurgery/radiotherapy and image-guided surgery device business.

    o Adds to its manufacturing and R&D expertise in electronics, ultrasonics, and software.

    o Enhances the efficiencies of its global infrastructure and distribution network through economies of scale and cost synergies.

"This acquisition represents an ideal strategic fit for Integra LifeSciences. It expands our revenue base and enhances our cash flow and profitability," said Stuart M. Essig, Integra's President and Chief Executive Officer. "It also increases our international business significantly as approximately 50 percent of Radionics' business is outside of the United States."

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The CUSA EXcel(TM) ultrasonic surgical aspiration system is a well-recognized medical device used in the selective removal of soft tissue in surgical procedures. The Radionics products are primarily utilized by neurosurgeons in the diagnosis and treatment of cancer and in the treatment of movement disorders. Neurosurgeons use the CRW(TM) stereotactic system, which allows for the positioning of fine instruments in the brain with submillimeter accuracy, for minimally invasive brain biopsies, stereotactic craniotomies, and the placement of radiofrequency probes or stimulating electrodes for the treatment of neurological disorders. The XKnife(TM) system is used in the non-invasive treatment of intracranial brain lesions, and the OmniSight(TM) EXcel system provides neurosurgeons and orthopedic surgeons with enhanced three-dimensional visualization of critical anatomy and the ability to perform less invasive surgical procedures.

"The acquisition of Radionics strengthens Integra's product offering in neurosurgery," said Mr. Essig. "The Radionics products provide an exceptional complement to the portfolio of products already offered by Integra LifeSciences. We have great respect for the Radionics team members who have brought so many outstanding technologies to the neurosurgery device market," Mr. Essig added.

Tyco Healthcare Group LP sells the Radionics products in over 75 countries, using a network of independent distributors in the United States and both independent distributors and Tyco Healthcare Group LP affiliates internationally.

Integra expects to provide detailed guidance regarding the financial aspects of the transaction, including the impact of purchase accounting, and its expected impact on Integra's future financial results on its fourth quarter earnings conference call scheduled for March 6, 2006.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have manufacturing and research facilities located throughout the world. We have approximately 1,400 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for this newly acquired business and the expected impact of this acquisition on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate the Radionics product lines into its operations could affect the impact of this acquisition on Integra's future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Source: Integra LifeSciences Holdings Corporation